EXHIBIT 99.1

[HLBE letterhead]

July 9, 2010

Dear Member of Heron Lake BioEnergy, LLC:

We are pleased to report that HLBE closed the following transactions on July 2, 2010:

(1)                                  AgStar Loan Agreements.  Heron Lake BioEnergy, LLC (“HLBE” or the “Company”) entered into a forbearance agreement and related loan agreements with AgStar, pursuant to which AgStar:

a.                                       renewed the Company’s $6.75 million revolving line of credit to December 31, 2010;

b.                                      approved the Settlement Agreement we entered into with Fagen, Inc. and ICM, Inc. (see below);

c.                                       released Ron Fagen from obligations under or claims related to his personal guaranty of $3.74 million of the Company’s indebtedness to AgStar under the master loan agreement (this was a condition to the effectiveness of the Settlement Agreement);

d.                                      approved the sale of 3,103,449 class A units to Project Viking, L.L.C. for $4.5 million (see below); and

e.                                       agreed to forbear taking action against us under the master loan agreement for past covenant defaults through a forbearance period ending December 31, 2010.

Under the forbearance and loan agreements, we agreed to use the proceeds from these transactions to pay down the revolving line of credit.  We also agreed to retain an outside consultant to conduct a review of the Company’s risk management, marketing, operations and financial systems and procedures, and provide AgStar with a copy of the consultant’s report summarizing its findings and recommendations on or before October 31, 2010.

(2)                                  Settlement Agreement with Fagen, Inc. and ICM, Inc.  HLBE, Fagen, Inc. (“Fagen”) and ICM, Inc. (“ICM”) entered into a Mutual Release and Settlement Agreement (“Settlement Agreement”) relating to the arbitration commenced by HLBE in which we asserted claims against Fagen based on the design-build contract for our ethanol plant.  As previously reported, ICM joined in the arbitration action, but no claims against ICM, or answers, defenses, counterclaims or cross-claims by ICM, had been filed as of the date the Settlement Agreement was entered into.  Under the terms of the Settlement Agreement, Fagen made a one-time cash payment to HLBE, and released its claims to other amounts it claimed were owed by the Company under the design-build contract.  In the Settlement Agreement, each party provided the other with full releases of all claims in the arbitration, relating to the Company’s ethanol plant, or relating to the design-build contract, except for certain claims arising under the ICM license agreement, which license agreement continues in full force and effect following the Settlement Agreement.

In general, the parties agreed that the terms and conditions of the Settlement Agreement are confidential, subject to public reporting company obligations and applicable accounting rules and principles.  Accordingly, no party (including board members, officers or other representatives of the parties with knowledge of the terms of the Settlement Agreement) is permitted to discuss or otherwise disclose such confidential information, except as required by law or pursuant to such accounting rules and principles.

(3)                                  Sale of $4.5 million of class A units to Project Viking.  Additionally (as noted above), we raised $4.5 million through the sale of 3,103,449 class A units to Project Viking, L.L.C. on July 2, 2010, at a purchase price of $1.45 per unit.  HLBE also agreed that the $1.45 price per unit will be the price per unit for any additional equity raised in any member offering commenced on or before December 31, 2010.

The foregoing summaries of these events do not purport to be complete and are subject to and qualified in their entirety by the terms and conditions of the various agreements referenced, as well as the Form 8-K filings and Exhibits attached thereto that were made in connection with these events.  Each of these events was reported on a separate Form 8-K filing with the Securities and Exchange Commission on July 9, 2010 that describes these events in more detail.  All of our filings with the SEC are available on our website at www.heronlakebioenergy.com by following the link to “SEC Filings” on the left hand side.

In light of the transactions and agreements HLBE entered into on July 2, 2010, the Board of Governors is considering a variety of alternative strategies in its ongoing efforts to strengthen HLBE’s balance sheet and business and to maximize shareholder value.  One of these strategies under consideration may involve a member offering of HLBE’s class A units at a price of $1.45 per unit on or before December 31, 2010, to raise additional equity from the HLBE membership.

As a result of these transactions and agreements and considerations, the Board of Governors determined to suspend approvals of any transfers of units effective July 2, 2010.  This suspension was approved by the Board pursuant to its authority under the Company’s Member Control Agreement.  Under the Company’s Member Control Agreement, transfers of units may not be made without approval of the Board of Governors.  Concurrently with the suspension of approvals, the Company will be removing all postings on the unit bulletin board.  The Board will consider lifting the suspension when it has determined a course of action on the strategies under consideration and information regarding the course of action has been communicated to members and as required by law.

We thank you for your continuing support of your company, Heron Lake BioEnergy, LLC.

Sincerely,

Robert J. Ferguson
Chief Executive Officer
Heron Lake BioEnergy, LLC

Cautionary Statement Regarding Forward Looking Statements

This letter contains, in addition to historical information, forward-looking statements that are based on our expectations, beliefs, intentions or future strategies. These statements are subject to risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those express or implied by such forward-looking statements.  Heron Lake BioEnergy may experience significant fluctuations in future operating results or events due to a number of economic conditions and certain factors, including but not limited to competition in the ethanol and other industries in which the Company competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes in federal policy or regulation, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended October 31, 2009, and in the Company’s subsequent filings with the SEC.   Heron Lake BioEnergy assumes no obligation to update any such forward-looking statements, whether as a result of new information, future events or otherwise.  The cautionary statements in this letter qualify all of our forward-looking statements.   All forward-looking statements included herein are based on information available to us as of the date hereof, and we are not obligated, and do not intend, to update any of our forward-looking statements at any time unless an update is required by applicable securities laws.